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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
                                       OR
                       SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                             Commission file number:
                                    33-81088
                                   33-81088-01
                                   33-81088-02


                          MARCUS CABLE COMPANY, L.L.C.
                          ----------------------------
                     MARCUS CABLE OPERATING COMPANY, L.L.C.
                     --------------------------------------
                       MARCUS CABLE CAPITAL CORPORATION II
                       -----------------------------------
             (Exact Name of Registrant as Specified in its Charter)

2911 Turtle Creek Boulevard, Suite 1300, Dallas, Texas 75219-6527 (214)521-7898
-------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, or Registrant's principal executive offices)

    13-1/2% Senior Subordinated Guaranteed Discount Notes due August 1, 2004
    ------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [ ]
         Rule 12g-4(a)(1)(ii)       [ ]
         Rule 12g-4(a)(2)(i)        [ ]
         Rule 12g-4(a)(2)(ii)       [ ]
         Rule 12h-3(b)(1)(i)        [ ]
         Rule 12h-3(b)(1)(ii)       [ ]
         Rule 12h-3(b)(2)(i)        [ ]
         Rule 12h-3(b)(2)(i)        [ ]
         Rule 12h-3(b)(2)(ii)       [ ]
         Rule 15d-6                 [X]

Approximate number of holders of record as of the certification or notice date:  23
      ---

Pursuant to the requirements of the Securities Exchange Act of 1934 MARCUS CABLE COMPANY, L.L.C., MARCUS CABLE OPERATING COMPANY, L.L.C and MARCUS CABLE CAPITAL CORPORATION II have caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



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
DATED: March 17, 1999                       MARCUS CABLE COMPANY, L.L.C.
                                            (Registrant)

                                            By:    Marcus Cable Properties, L.L.C.,
                                                   its managing member

                                                   By:      Marcus Cable Holdings, L.L.C.,
                                                            its managing member

                                                            By:   Marcus Cable Properties, Inc.,
                                                                  its managing member

                                                                  By:    /s/  Marcy A. Lifton
                                                                         ---------------------------
                                                                         Marcy A. Lifton
                                                                  Its:   Senior Vice President


                                            MARCUS CABLE OPERATING COMPANY, L.L.C.
                                            (Registrant)

                                            By:    Marcus Cable Company, L.L.C.,
                                                   its managing member

                                                   By:      Marcus Cable Holdings, L.L.C.,
                                                            its managing member

                                                            By:   Marcus Cable Properties, L.L.C.,
                                                                  its managing member

                                                                  By:    Marcus Cable Properties, Inc.,
                                                                         its managing member

                                                                  By:    /s/  Marcy A. Lifton
                                                                         ------------------------------
                                                                         Marcy A. Lifton
                                                                  Its:   Senior Vice President


                                            MARCUS CABLE CAPITAL CORPORATION II
                                            (Registrant)

                                            By:    /s/  Marcy A. Lifton
                                                   ------------------------------
                                                   Marcy A. Lifton
                                            Its:   Senior Vice President
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